Exhibit 4.1

ADVANCED NEUROMODULATION SYSTEMS, INC.
2004 STOCK INCENTIVE PLAN

     1. Purpose of the Plan. This Plan shall be known as the Advanced Neuromodulation Systems, Inc. 2004 Stock Incentive Plan. The purposes of the Plan are (i) to attract and retain the best available directors, consultants and employees, and (ii) to provide incentives to such directors, consultants and employees to promote the success of the business of Advanced Neuromodulation Systems, Inc. and its subsidiaries.

     2. Definitions. As used herein, the following definitions shall apply:

     (a) “Agreement” means a written agreement between the Corporation and a Participant evidencing the terms and conditions of an individual Award grant. Each Award Agreement shall be subject to the terms and condition of the Plan.

     (b) “Award” means any Option or any Restricted Stock granted pursuant to the terms of this Plan.

     (c) “Board” means the Board of Directors of the Corporation.

     (d) “Common Stock” means the Common Stock, $.05 par value per share, of the Corporation. Except as otherwise provided herein, all Common Stock issued pursuant to the Plan shall have the same rights as all other issued and outstanding shares of Common Stock, including but not limited to voting rights, the right to dividends, if declared and paid, and the right to pro rata distributions of the Corporation’s assets in the event of liquidation.

     (e) “Committee” means the committee described in Section 18(a) that administers the Plan.

     (f) “Consultant” means any consultant or advisor who renders bona fide services to the Corporation or one of its Subsidiaries, which services are not in connection with the offer or sale of securities in a capital-raising transaction.

     (g) “Corporation” means Advanced Neuromodulation Systems, Inc., a Texas corporation.

     (h) “Date of Grant” means the date on which an Award is granted pursuant to this Plan or, if the Committee so determines, the date specified by the Committee as the date the Award is to be effective.

     (i) “Director” means any director or clinical advisor of the corporation or one of its Subsidiaries, but excluding any director or clinical advisor who is also an officer or employee of the Corporation or one of its subsidiaries.

     (j) “Disability” means any medically determinable physical or mental impairment that, in the opinion of the Committee, based upon medical reports and other evidence satisfactory to the Committee, can reasonably be expected to prevent a Participant from performing substantially all of the Participant’s customary duties or employment for a continuous period of not less than 12 months so as to be disabled within the meaning of Section 22(a)(3) of the Code.

     (k) “Employee” means any employee of the Corporation or one of its Subsidiaries, including any director who is also an officer or key employee of the Corporation or one of its Subsidiaries.

     (l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     (m) “Fair Market Value” means the closing sale price (or average of the quoted closing bid and asked prices if there is no closing sale price reported) of the Common Stock on the trading day immediately prior to the date specified as reported by The Nasdaq Stock Market or by the principal national stock exchange on which the Common Stock is then listed. If there is no reported price information for the Common Stock, the Fair Market Value will be determined by the Committee, in its sole discretion. In making such determination, the Committee may, but shall not be obligated to, commission and rely upon an independent appraisal of the Common Stock.

     (n) “Non-Employee Director” means an individual who is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and also an “outside director” within the meaning of Treasury Regulation § 1.162-27(e)(3).

     (o) “Option” means a stock option granted pursuant to Section 6 of this Plan.

     (p) “Optionee” means any Employee who receives an Option.

     (q) “Participant” means any Employee, Consultant, or Director who receives an Award.

     (r) “Plan” means this Advanced Neuromodulation Systems, Inc. 2004 Stock Incentive Plan, as amended from time to time.

     (s) “Qualified Option” means any Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. The Committee shall cause each Option granted hereunder to be clearly designated in the Option Agreement, at the time of grant, as to whether or not it is intended to be a Qualified Option.

     (t) “Restricted Stock” means Common Stock awarded to an Employee, Consultant or Director pursuant to Section 6 of this Plan.

     (u) “Restricted Stock Distribution” means any amounts, whether stock, cash, or other property (other than regular cash dividends) paid or distributed by the Corporation with respect to Restricted Stock during the period that Restricted Stock is nontransferable and subject to a substantial risk of forfeiture within the meaning of Section 83(a)(1) of the Code because it is unvested pursuant to Section 9 of the Plan.

     (v) “Rule 16b-3” means Rule 16b-3 of the rules and regulations under the Exchange Act, as Rule 16b-3 may be amended from time to time, and any successor provisions to Rule 16b-3 under the Exchange Act.

     (w) “Subsidiary” means any now existing or hereinafter organized or acquired company of which more than fifty percent (50%) of the issued and outstanding voting stock is owned or controlled directly or indirectly by the Corporation or through one or more Subsidiaries of the Corporation.

     3. Term of Plan. The Board adopted this Plan on February 18, 2004, and it shall be effective upon obtaining shareholder approval as described below. To permit the granting of Awards under the Code, and to qualify the Awards hereunder as “performance based” under Section 162(m) of the Code, the Plan will be submitted for approval by the shareholders of the Corporation. The affirmative vote of more than 50% of the shares of the Corporation’s common stock entitled to vote, present in person or represented by proxy, at a meeting of shareholders is required for approval. The Plan will continue in effect until terminated pursuant to Section 18(a).

     4. Shares Subject to the Plan. Except as otherwise provided in Section 18 hereof, the aggregate number of shares of Common Stock issuable upon the exercise of Options or upon the grant of Restricted Stock pursuant to this Plan shall be 1,000,000 shares. Shares issuable upon the exercise of Options or upon the grant of Restricted Stock may either be authorized but unissued shares or treasury shares. The Corporation shall, during the term of this Plan, reserve and keep available a number of shares of Common Stock sufficient to satisfy the requirements of the Plan. If an Option should expire or become unexercisable for any reason without having been exercised in full or if Restricted Stock is forfeited, then the shares that were subject thereto shall, unless the Plan shall have terminated, become immediately available for the grant of additional Options or Restricted Stock under this Plan, subject to the limitations and adjustments set forth above. In addition, for purposes of calculating the aggregate number of shares that may be issued under this Plan, only the net shares issued (including the shares, if any, withheld for tax withholding requirements) shall be counted when shares of Common Stock are used as full or partial payment for shares issued upon exercise of a Award. If permitted by the Corporation pursuant to Section 10, shares tendered by a Participant as payment for shares issued upon such exercise shall be available for reissuance under the Plan.

     5. Eligibility. Qualified Options may be granted under Section 6 of the Plan to Employees of the Corporation or its Subsidiaries who are officers or other key employees as may be determined by the Board or the Committee. Nonqualified Options may be granted under Section 6 of the Plan to such Employees, Consultants, and Directors of the Corporation or its Subsidiaries as may be determined by the Board or the Committee. Restricted Stock may be granted under Section 6 of the Plan to such Employees, Consultants, and Directors of the Corporation or its Subsidiaries as may be determined by the Board or the Committee. Subject to the limitations and qualifications set forth in this Plan, the Board or the Committee shall also determine the number of Options or shares of Restricted Stock to be granted, the number of shares subject to each Option or Restricted Stock grant, the exercise price or prices of each Award, the vesting and exercise period of each Option and the vesting and/or forfeiture provisions relating to Restricted Stock, whether an Option may be exercised as to less than all of the Common Stock subject thereto, and such other terms and conditions of each Option or grant of Restricted Stock, if any, as are consistent with the provisions of this Plan. In connection with the granting of Qualified Options, the aggregate Fair Market Value (determined at the Date of Grant of a Qualified Option) of the shares with respect to which Qualified Options are exercisable for the first time by an Optionee during any calendar year (under all such plans of the Optionee’s employer corporation and its parent and subsidiary corporations as defined in Section 424(e) and (f) of the Code, or a corporation or a parent or subsidiary corporation of such corporation issuing or assuming an Option in a transaction to which Section 424(a) of the Code applies (collectively, such corporations described in this sentence are hereinafter referred to as “Related Corporations”)) shall not exceed $100,000 or such other amount as from time to time provided in Section 422(d) of the Code or any successor provision.

     6. Grant of Options and Restricted Stock. Unless the Plan is suspended or terminated as provided in Section 18(c), the Committee shall determine the number of shares of Common Stock to be offered from time to time pursuant to Options and Restricted Stock granted hereunder and shall grant said Options and awards of Restricted Stock under the Plan. The grant of said Awards shall be evidenced by Option Agreements and Restricted Stock Agreements containing such terms and provisions as are approved by the Committee and executed on behalf of the Corporation by an appropriate officer. In connection with the granting of any Awards under the Plan, the aggregate number of shares of Common Stock with respect to which Awards may be granted to any single Employee in any one calendar year will not exceed 1,000,000. Solely for this purpose, Awards that lapse or are cancelled continue to count against this calendar year limit. Notwithstanding the foregoing, the Committee is authorized to grant Options and Restricted Stock so long as each grant is subject to a vesting schedule of at least three years (no more than one-third of the shares subject to the grant may vest sooner than over a period of at least three years), and no installment may vest prior to one year’s employment or service. The only exception to this limitation is that up to 10% of the shares of Common Stock reserved for issuance pursuant to this Plan may be granted outside the terms of that limitation for grants to a person not previously employed by the Company as an inducement essential to the individual’s joining the Company, a consultant whose consulting agreement has a term less than three years, or similar extraordinary circumstances in the Committee’s discretion exercised in good faith.

     7. Time of Grant of Awards. The date of grant of an Award under the Plan shall be the date on which the Committee awards the Option or Restricted Stock or, if the Committee so determines, the date specified by the Board or Committee as the date the award is to be effective. Notice of the grant shall be given to each Participant to whom an Award is granted promptly after the date of such grant.

     8. Price. The exercise price for any Award (the “Exercise Price”) granted pursuant to Section 6 of the Plan shall be determined by the Committee at the Date of Grant; provided, however that (a) the Exercise Price for any Option will not be less than 100% of the Fair Market Value of the Common Stock at the Date of Grant, and (b) if an Optionee owns on the Date of Grant more than 10 percent of the total combined voting power of all classes of stock of the Corporation or its parent or any of its subsidiaries, as more fully described in Section 422(b)(6)

of the Code or any successor provision (such shareholder is referred to herein as a “10-Percent Shareholder”), the Exercise Price for any Qualified Option Granted to such Optionee will not be less than 110% of the Fair Market Value of the Common Stock at the Date of Grant.

     9. Vesting. Subject to Section 11 of this Plan, each Award under the Plan shall vest and become exercisable (in the case of Options) or nonforfeitable (in the case of Restricted Stock shares) in accordance with the provisions set forth in the applicable Option Agreement or Restricted Stock Agreement. The Committee may, but shall not be required to, permit acceleration of vesting or the accelerated lapse of any forfeiture provisions of an Award upon any sale of the Corporation or similar transaction. In exercising this discretion, the Committee may specifically consider whether the acceleration of vesting or the accelerated lapse of any forfeiture provisions of an Award hereunder upon a change of control of the Corporation causes an “excess parachute payment” (as defined in Section 280G of the Code) to occur. In the event that the Committee determines that such an excess parachute payment would result if acceleration occurred (when added to any other payments or benefits contingent on a change of control under any other agreements, arrangements, or plans) then the number of shares as to which exercisability is accelerated may be reduced so that total parachute payments do not exceed 299% of the Optionee’s “base amount” as defined in Section 280G(b)(3) of the Code. A Participant’s Option Agreement or Restricted Stock Agreement may contain such additional provisions with respect to vesting or the lapse of any forfeiture provision as the Committee may specify.

     10. Award Exercise. A Participant may pay the Exercise Price of the shares of Common Stock as to which an Award is being exercised by the delivery of (a) cash, (b) check, (c) in the Corporation’s sole discretion, by the delivery of shares of Common Stock having a Fair Market Value on the date immediately preceding the exercise date equal to the Exercise Price and have been held by the Participant at least six (6) months prior to the date of exercise, or (d) at the Corporation’s option, any other consideration that the Corporation determines is consistent with the Plan’s purpose and applicable law. If the shares to be purchased are covered by an effective registration statement under the Securities Act of 1933, as amended, any Award granted under the Plan may be exercised by a broker-dealer acting on behalf of a Participant if (i) the broker-dealer has received from the Participant or the Corporation a fully- and duly-endorsed agreement evidencing such Award, together with instructions signed by the Participant requesting the Corporation to deliver the shares of Common Stock subject to such Award to the broker-dealer on behalf of the Participant and specifying the account into which such shares should be deposited, (ii) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (iii) the broker-dealer and the Participant have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220, or any successor provision.

     11. When Qualified Options may be Exercised. No Qualified Option shall be exercisable at any time after the expiration of ten (10) years from the Date of Grant; provided, however, that if the Optionee with respect to a Qualified Option is a 10-Percent Stockholder on the Date of Grant of such Qualified Option, then such Option shall not be exercisable after the expiration of five (5) years from its Date of Grant. Upon the death of an Optionee, any vested Qualified Option exercisable on the date of death may be exercised by the Optionee’s estate or by a person who acquires the right to exercise such Qualified Option by bequest or inheritance or by reason of the death of the Optionee, provided that such exercise occurs within both the remaining option term of the Qualified Option and twelve months after the date of the Optionee’s death. This Section 11 only provides the outer limits of allowable exercise dates with respect to Qualified Options; the Board or the Committee may determine that the exercise period for a Qualified Option shall have a shorter duration than as specified above.

     12. Issuance of Restricted Stock Shares. Until the Restricted Stock is vested, the certificates representing the Restricted Stock and any Restricted Stock Distributions, shall be registered in the Participant’s name and bear a restrictive legend disclosing the restrictions, the existence of the Plan, and the existence of the applicable agreement granting such Restricted Stock. Such certificates shall be deposited by the Participant with the Corporation, together with stock powers or other instruments of assignments, each endorsed in blank, which will permit the transfer to the Corporation of all or any portion of the Restricted Stock and any assets constituting Restricted Stock Distributions, which shall be forfeited in accordance with the applicable agreements granting such Restricted Stock. Restricted Stock shall constitute issued and outstanding Common Stock for all corporate purposes and the Participant shall have all rights, powers and privileges of a holder of unrestricted shares except that the Participant will not be entitled to delivery of the stock certificates until all restrictions have terminated, and the Corporation will retain custody of all related Restricted Share Distributions (which will be subject to the same restrictions, terms, and conditions as the related Restricted Stock) until the restrictions lapse with respect to the corresponding Restricted Shares; and provided, further, that any Restricted Share Distribution shall not bear interest or be segregated into a separate account but shall remain a general asset of the Corporation, subject to the claims of the Corporation’s creditors, until the lapse of the transferability and forfeiture restrictions; and provided, finally, that any material breach of any terms of the agreement granting the Restricted Stock, as reasonably determined by the Committee will cause a forfeiture of both Restricted Stock and Restricted Stock Distributions.

     13. Withholding of Taxes. The Committee shall make such provisions and take such steps as it may deem necessary or appropriate for the withholding of any taxes that the Corporation is required by any law or regulation of any governmental authority to withhold in connection with any Award including, but not limited to, (a) withholding the issuance of all or any portion of the shares of Common Stock subject to such Award until the Participant reimburses the Corporation for the amount it is required to withhold with respect to such taxes, (b) withholding any portion of such issuance in an amount sufficient to reimburse the Corporation for the amount of taxes it is required to withhold, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law, (c) allowing the Participant to deliver Common Stock as payment for the amount the Corporation is required to withhold for taxes or (d) taking any other action reasonably required to satisfy the Corporation’s withholding obligation.

     14. Conditions Upon Issuance of Shares.

     (a) The Corporation shall not be obligated to sell or issue any shares upon the exercise of any Award granted under the Plan unless the issuance and delivery of shares comply with all provisions of applicable federal and state securities laws and the requirements of The Nasdaq Stock Market or any stock exchange upon which shares of the Common Stock may then be listed.

     (b) As a condition to the exercise of an Option or the grant of Restricted Stock, the Corporation may require the person exercising the Option or receiving the grant of Restricted Stock to make such representations and warranties as may be necessary to assure the availability of an exemption from the registration requirements of applicable federal and state securities laws.

     (c) The Corporation shall not be liable for refusing to sell or issue any shares covered by any Option or for refusing to issue any Restricted Stock if the Corporation cannot obtain authority from the appropriate regulatory bodies deemed by the Corporation to be necessary to sell or issue such shares in compliance with all applicable federal and state securities laws and the requirements of The Nasdaq Stock Market or any stock exchange upon which shares of the Common Stock may then be listed. In addition, the Corporation shall have no obligation to any Participant, express or implied, to list, register or otherwise qualify the shares of Common Stock covered by any Option or Restricted Stock.

     (d) No Participant will be, or will be deemed to be, a holder of any Common Stock subject to an Option unless and until such Participant has exercised his or her Option and paid the purchase price for the subject shares of Common Stock.

     15. Restrictions on Transfer.

     (a) Each Qualified Option under this Plan shall be transferable only by will or the laws of descent and distribution and shall be exercisable during Participant’s lifetime only by such Participant. Each nonqualified Option under this Plan shall be transferable only by will, the laws of descent and distribution, pursuant to a domestic relations order issued by a court of competent jurisdiction, or to a trust established by the Participant for estate planning purposes.

     (b) Non-vested shares of Restricted Stock issued pursuant to the Plan shall be nontransferable except by will or the laws of descent and distribution until, and only to the extent that, such shares become vested in accordance with Section 9 of the Plan.

     (c) Shares of Common Stock issued pursuant to any Award under the Plan may be subject to restrictions on transfer under applicable federal and state securities laws. The Committee may impose such additional restrictions on the ownership and transfer of shares of Common Stock issued pursuant to the Plan as it deems desirable; any such restrictions shall be set forth in any Option Agreement or Restricted Stock Agreement entered into hereunder.

     16. Modification of Plan and Agreements.

     (a) The Committee may from time to time and at any time alter, amend, suspend, discontinue or terminate this Plan; provided, however, that no such action of the Committee may, without approval of the shareholders of the Corporation, (i) increase the maximum number of shares of Common Stock that may be subject to Qualified Options under the Plan (except as provided in Section 18 of this Plan), (ii) change the class of individuals eligible to receive Qualified Options pursuant to this Plan, (iii) change the calendar year annual limit on the number of shares of Common Stock granted to a Participant in Section 6 above, or (iv) make any changes that requires shareholder approval under applicable law or The Nasdaq Stock Market rules or other exchange on which the Corporation’s securities are traded.

     (b) Except as set forth below, at any time and from time to time, the Committee may modify an outstanding Award. However, the Committee may not, without obtaining prior shareholder approval, “reprice” an outstanding Award by lowering the exercise price of the Award, canceling the outstanding Award and issuing or exchanging a replacement or substitute Award, or taking other actions that would be treated as a “repricing” under generally accepted accounting principles, unless such repricing is done in connection with an event described in Section 17 of this Plan to prevent dilution or diminishment of rights. Additionally, the Committee may not modify an outstanding Award without the prior approval of the holder of the Award, if such modification would impair the Award. Notwithstanding the foregoing, the Committee may, without the option holder’s consent, increase the exercise price of a Qualified Option if necessary to maintain such Option’s qualified status, or to convert any Qualified Option into a Nonqualified Option.

     17. Effect of Change in Stock Subject to the Plan. In the event that each of the outstanding shares of Common Stock (other than shares held by dissenting shareholders) shall be changed into or exchanged for a different number or kind of shares of stock of the Corporation or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise), or in the event a stock split or stock dividend occurs, then the Corporation may either (a) substitute for each share of Common Stock then subject to Options or Restricted Stock awards or available for Options or Restricted Stock awards under Section 4 of the Plan the number and kind of shares of stock into which each outstanding share of Common Stock (other than shares held by dissenting shareholders) shall be so changed or exchanged, or the number of shares of Common Stock as is equitably required in the event of a stock split or stock dividend, together with an appropriate adjustment of the Exercise Price. The Committee may, but shall not be required to, provide additional anti-dilution protection to a Participant under the terms of the Participant’s Option Agreement or Restricted Stock Agreement.

     18. Administration.

     (a) Notwithstanding anything to the contrary herein, to the extent necessary to comply with the requirements of Rule 16b-3, the Plan shall be administered by the Stock Option Committee approved by the Board, which shall be a committee comprised solely of two or more Non-Employee Directors appointed by the Board (the group responsible for administering the Plan is referred to as the “Committee”). Awards may be granted under Section 6 only by majority agreement of the members of the Committee. Option Agreements and Restricted Stock Agreements, in the form as approved by the Committee, and containing such terms and conditions consistent with the provisions of this Plan as are determined by the Committee, may be executed on behalf of the Corporation by the Chairman of the Board, the President or any Vice President of the Corporation. The Committee shall have complete authority to construe, interpret and administer the provisions of this Plan and the provisions of the Option Agreements and Restricted Stock Agreements granted hereunder; to prescribe, amend and rescind rules and regulations pertaining to this Plan; to suspend, discontinue or terminate this Plan; and to make all other determinations necessary or deemed advisable in the administration of the Plan. The determinations, interpretations and constructions made by the Committee shall be final and conclusive. No member of the Committee shall be liable for any action taken, or failed to be taken, made in good faith relating to the Plan or any award thereunder, and the members of the Committee shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including attorneys’ fees) arising there from such action or inaction to the fullest extent permitted by law.

     (b) The Board shall specify the Members of the Committee, and the Committee shall consist solely of Non-Employee Directors. Non-Employee Directors may not possess an interest in any transaction for which disclosure is required under Section 404(a) of Regulation S-K under the Exchange Act or be engaged in a business relationship that must be disclosed under Section 404(a) and must qualify as ‘outside directors’ as defined in Section 162(m) of the Code and regulations thereunder.

     (c) Although the Board or the Committee may suspend or discontinue the Plan at any time, all Qualified Options must be granted within ten (10) years from the effective date of the Plan or the date the Plan is approved by the stockholders of the Corporation, whichever is earlier.

     19. Termination of Employment.

     (a) Unless otherwise provided in the terms of an Option Agreement or a Restricted Stock Agreement, as the case may be, of this Plan, the provisions of this Section 19 shall govern all Awards made pursuant to Section 6 of this Plan.

     (b) Upon termination of a Participant’s employment with the Corporation or its Subsidiaries or termination of a Participant’s service as a Director or a Consultant for the Corporation or one of its Subsidiaries for any reason other than death or Disability, the non-vested portion of any and all outstanding Options of such Participant shall expire and the vested portion of any and all outstanding Options shall remain exercisable for three (3) months following the date such Participant terminates employment or service. Upon termination of a Participant’s employment by reason of death or Disability, the non-vested portion of any and all outstanding Options of such Participant shall expire and the vested portion of any and all outstanding Options shall remain exercisable for one year following the date such Participant terminates employment or service.

     (c) Upon termination of a Participant’s employment with the Corporation or its Subsidiaries or termination of a Participant’s service as a Director or a Consultant for the Corporation or one of its Subsidiaries for any reason, including death or Disability, all non-vested shares of Restricted Stock of such Participant shall be forfeited.

     (d) The right of the Participant to receive any benefits from the Company or any of its Subsidiaries after termination of employment with the Company or any of its Subsidiaries by reason of employment contract, severance arrangement or otherwise shall not affect the determination that a Participant’s employment has been terminated with the Company or any of its Subsidiaries for purposes of this Plan. Neither the adoption of this Plan nor the grant of an Award to an eligible person shall alter in any way the Company’s or the relevant Subsidiary’s rights to terminate such person’s employment or directorship at any time with or without cause nor does it confer upon such person any rights or privileges to continued employment, or any other rights and privileges, except as specifically provided in the Plan.

     20. Continued Employment Not Presumed. Nothing in this Plan or any document describing it nor the grant of any Award shall give any Participant the right to continue in the employment of the Corporation or affect the right of the Corporation to terminate the employment of any such person with or without cause.

     21. Liability of the Corporation. Neither the Corporation, its directors, officers or employees or the Committee, nor any Subsidiary which is in existence or hereafter comes into existence, shall be liable to any Participant or other person if it is determined for any reason by the Internal Revenue Service or any court having jurisdiction that any Qualified Option granted hereunder does not qualify for tax treatment as an incentive stock option under Section 422 of the Code.

     22. Governing Law. The Plan shall be governed by and construed in accordance with the laws of State of Texas and the United States, as applicable, without reference to the conflict of laws provisions thereof.

     23. Severability of Provisions. If any provision of this Plan is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remaining provisions of the Plan, but such invalid, illegal or unenforceable provision shall be fully severable, and the Plan shall be construed and enforced as if such provision had never been inserted herein.

     24. Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it is personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or a Participant may change, at any time and from time to time, by written notice to the other, the address that it or he had theretofore specified for receiving notices. Until changed in accordance herewith, the Company and each Participant shall specify as its and his address for receiving notices the address set forth in the Award Agreement pertaining to the shares to which such notice relate.